Section 2 — Exhibit 99.1

[FOR IMMEDIATE RELEASE]

First Business Financial Services, Inc.

401 Charmany Drive

Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. ANNOUNCES RECORD 2011 EARNINGS

Madison, WI – March 9, 2012 (GLOBE NEWSWIRE) – First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank – Milwaukee, today reported strong fourth quarter and record full year 2011 net income, as the Company continued to increase top line revenue, reduce the level of non-performing assets and improve operating efficiency.

Highlights for the periods ended December 31, 2011 include:

•	Net income for the three months ended December 31, 2011 increased to $2.4 million, compared to $598,000 for the same period of 2010.

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Net income was $8.4 million for the year ended December 31, 2011, compared to $941,000 for the year ended December 31, 2010. Excluding 2010’s $2.7 million goodwill impairment charge, net income for the year ended December 31, 2011 grew $4.8 million or 132% over the prior year.

•	Annualized return on average equity and return on average assets increased to 15.02% and 0.82%, respectively, for the fourth quarter of 2011, compared to 4.21% and 0.21% for the same period in 2010.

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Return on average equity and return on average assets increased to 14.03% and 0.75%, respectively, for 2011, compared to 1.67% and 0.09% for 2010. Excluding the goodwill impairment, return on average equity and return on average assets for 2010 were 6.46% and 0.33%, respectively.

•	Net interest margin of 3.29% for the year ended December 31, 2011 was an improvement of 25 basis points compared to 2010.

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Top line revenue, consisting of net interest revenue and non-interest income, increased 10% to $42.5 million for the year ended December 31, 2011, compared to $38.7 million for the year ended December 31, 2010.

•	Provision for loan and lease losses was $4.3 million for the year ended December 31, 2011, down $2.8 million or 40% from the prior year.

•	Non-performing assets of $24.0 million at December 31, 2011 declined by $16.2 million or 40% from December 31, 2010.

•	The Company’s efficiency ratio improved by 474 basis points to 61.0% for the year ended December 31, 2011, compared to 65.8% for the prior year.

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Core earnings, defined as pre-tax income adding back provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to our core business activities, of $16.5 million for year ended December 31, 2011 grew 25% over 2010.

The Company recorded fourth quarter 2011 net income of $2.4 million, or diluted earnings per common share of $0.90, compared to net income of $598,000, or diluted earnings per common share of $0.24, for the fourth quarter of 2010.

The Company increased net income for the year ended December 31, 2011 to a record $8.4 million, or $3.23 per diluted common share. This compares to net income of $941,000, or $0.37 per diluted common share earned in the year ended 2010. Adjusted to exclude the impact of the $2.7 million goodwill impairment charge in the second quarter of 2010, 2011 net income grew $4.8 million as compared to the prior year.

“In 2011 we executed on our strategic goals, delivering record earnings and significant growth in top line revenue and in-market deposits,” said Corey A. Chambas, President and Chief Executive Officer. “We achieved important efficiency gains and meaningful improvement in asset quality. We are confident our consistent and proven approach to building value has placed First Business in a very strong position for continued success in 2012.”

Net interest income increased 7.9% to $8.9 million in the fourth quarter of 2011, compared to $8.3 million for the fourth quarter of 2010. The improvement reflects a 15 basis point widening of the net interest margin to 3.23%, primarily resulting from a 42 basis point decline in the average rate paid on interest-bearing deposit balances. The decrease in the overall rate on the interest-bearing funds was primarily caused by the replacement of maturing certificates of deposits, including brokered certificates of deposits, at lower current market rates and a lower rate paid on money market accounts. Consequently, interest expense for the fourth quarter decreased 16.0% to $5.0 million, compared to $5.9 million for the fourth quarter 2010.

Net interest income for the year ended December 31, 2011 was $35.5 million, an increase of $3.5 million or 11.0% compared to the prior year. Interest income of $56.2 million for the year ended December 31, 2011 was relatively flat when compared to prior year, while interest expense of $20.8 million decreased $3.9 million, or 15.9% compared to 2010. The primary driver of the decline in interest expense was a 39 basis point decline in the average rate paid on interest-bearing deposits, resulting in a 25 basis point increase in the net interest margin to 3.29% for the year ended December 31, 2011 as compared to 3.04% for the prior year. The Federal Reserve held interest rates constant throughout 2010 and 2011, which facilitated pricing for new deposits and repricing of maturing deposits commensurate with current market conditions and demand, along with the replacement of higher rate maturing brokered certificates of deposits at lower current market rates.

Non-interest income for the fourth quarter of 2011 was $1.9 million, an increase of $158,000, or 9.0%, compared with the same period of 2010. Service charges on deposits grew 13.7%, or $60,000, and increased asset-based lending activity drove growth in loan fees of $51,000, or 14.5%, compared to the fourth quarter of 2010.

Non-interest income for the year ended December 31, 2011 totaled $7.1 million, which was $317,000, or 4.7%, higher than fees in 2010. Fee income generated by the Trust and Investment Services business increased by $198,000, or 8.5%, to $2.5 million for the year ended December 31, 2011. The increase in revenue is related to 26% growth in assets under management and administration at year end, as compared to a year ago. In addition, loan fees grew by $243,000 or 19.6% compared to the year ended December 31, 2010, as increased asset based lending activity resulted in higher collateral audit fees. Lower volume and gains on lease end terminations drove a partially offsetting decline of $181,000, or 29.3%, in other income.

Non-interest expense for the fourth quarter of 2011 was $6.2 million, virtually flat compared to the same quarter in 2010. Compensation costs of $3.5 million were $530,000, or 17.9%, higher than the fourth quarter of 2010 due to a larger accrual to fund the Company’s non-equity incentive compensation program. The higher accrual in 2011 reflects favorable 2011 financial performance. Significant declines in FDIC insurance costs and collateral liquidation costs helped offset expense growth. FDIC insurance expense declined $216,000, or 27.0%, from the fourth quarter of 2010, and collateral liquidation costs fell by $111,000, or 34.4%.

Non-interest expense for the year ended December 31, 2011 totaled $26.4 million, which was $2.0 million lower than in 2010. Excluding the $2.7 million goodwill impairment charge recognized in the second quarter of 2010, 2011 non-interest expenses increased $726,000, or 2.8%. Modest expense growth for the year ended December 31, 2011 was primarily related to increased costs to fund incentive compensation accruals in line with favorable 2011 financial performance. Partially offsetting core expense growth was the favorable change in FDIC insurance costs, which drove a decline of $644,000, or 20.6%, compared to the prior year. In addition, collateral liquidation costs declined by $381,000, or 32.6%, reflecting successful outcomes of the Company’s efforts to minimize impaired loan resolution costs. Coupled with top line revenue growth of 9.9%, 2011 cost containment drove an improvement in the efficiency ratio to 61.0%, which was 474 basis points lower than in the prior year period.

The provision for loan and lease losses for the fourth quarter of 2011 was $937,000, representing a decline of $1.7 million or 65.0% compared to the same quarter of the prior year. The provision for loan and lease losses for the year ended December 31, 2011 decreased 39.7% to $4.3 million from $7.0 million for the prior year.

Asset quality improved throughout 2011. The ratio of nonperforming assets to total assets fell 159 basis points from 3.63% at December 31, 2010 to 2.04% at December 31, 2011. Non-accrual loans and leases decreased by 43.3%, or $16.6 million, during the year ended December 31, 2011, reflecting payoffs, paydowns and charge-offs, which were partially offset by continued additions of newly identified problem loans and leases.

Total assets grew $70.1 million to $1.2 billion as of December 31, 2011, which represents growth of 6.3% from December 31, 2010. Cash and cash equivalents increased $79.3 million and available-for-sale securities grew $17.0 million as the Company attempts to provide an enhanced return on excess liquidity. Growth in short term investments and securities was partially offset by a $24.2 million reduction in net loan and lease balances since December 31, 2010. This 2.8% decline in net loans and leases is attributable to new loan originations being offset by amortization of the existing loan portfolio and the reduction of non-accrual loans and leases.

Dividend Maintained

During the fourth quarter of 2011 the Company’s Board of Directors approved a $0.07 quarterly cash dividend on its common stock, which was paid on January 15, 2012 to shareholders of record at the close of business on January 1, 2012. This maintained the Company’s annualized dividend at $0.28 per share, a level it has maintained for sixteen consecutive quarters.

Capital Strength

The Company’s capital ratios continue to improve and are in excess of the highest required regulatory benchmark levels. Total capital to risk-weighted assets was 13.1% as of December 31, 2011 as compared to 11.2% at December 31, 2010.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or New York Stock Exchange. Its companies include: First Business Bank—Madison; First Business Bank—Milwaukee; First Business Bank—Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.

James F. Ropella, Senior Vice President

and Chief Financial Officer

608-232-5970

jropella@firstbusiness.com

Selected Financial Information (Unaudited)

SELECTED FINANCIAL CONDITION DATA

	September 30,	September 30,
(Unaudited)	As of December 31,
(Dollars in Thousands)	2011	2010

Total Assets	$1,177,165	$1,107,057
Cash and cash equivalents	130,093	50,819
Securities available for sale	170,386	153,379
Loans receivable, net	836,687	860,935
Deposits	1,051,312	988,298
Short-term borrowings	810	2,010
Long-term debt	49,797	49,809
Stockholders’ Equity	64,214	55,335

STATEMENTS OF INCOME

(Unaudited)	Three Months Ended		Year Ended
(Dollars in Thousands, except per	December 31,		December 31,
share amounts)	2011	2010	2011	2010

Interest income	$13,854	$14,144	$56,217	$56,626
Interest expense	4,950	5,891	20,756	24,675

Net interest income	8,904	8,253	35,461	31,951
Provision for loan and lease losses	937	2,677	4,250	7,044

Net interest income after provision for loan and lease losses	7,967	5,576	31,211	24,907
Trust and investment services fee income	614	596	2,532	2,334
Service charges on deposits	497	437	1,712	1,672
Loan fees	402	351	1,481	1,238
Other	403	374	1,335	1,499

Total non-interest income	1,916	1,758	7,060	6,743
Compensation	3,485	2,955	14,898	13,286
FDIC insurance	585	801	2,486	3,130
Collateral liquidation costs	212	323	786	1,167
Goodwill impairment	—	—	—	2,689
Other	1,967	2,137	8,227	8,088

Total non-interest expense	6,249	6,216	26,397	28,360

Income before income taxes	3,634	1,118	11,874	3,290
Income taxes	1,250	520	3,449	2,349

Net income	$2,384	$598	$8,425	$941

Per Common Share: Basic and diluted earnings	$0.90	$0.24	$3.23	$0.37
Dividends declared	$0.07	$0.07	$0.28	$0.28

SELECTED FINANCIAL RATIOS

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Year Ended December 31,
(Unaudited)	2011	2010	2011	2010

Return on average assets	0.82%	0.21%	0.75%	0.09%
Return on average equity	15.02%	4.21%	14.03%	1.67%
Operating return on average assets	0.82%	0.21%	0.75%	0.33%
Operating return on average equity	15.02%	4.21%	14.03%	6.46%
Efficiency ratio	55.17%	60.10%	61.02%	65.76%
Average interest-earning assets to average interest-bearing liabilities	115.47%	110.50%	114.02%	109.25%
Interest rate spread	2.95%	2.85%	3.02%	2.82%
Net interest margin	3.23%	3.08%	3.29%	3.04%

ASSET QUALITY RATIOS

	September 30,	September 30,
	As of December 31,
(Unaudited)	2011	2010

Non-performing loans as a percent of total gross loans	2.56%	4.37%
Non-performing assets as a percent of total assets	2.04%	3.63%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.66%	1.85%
Allowance for loan and lease losses as a percent of non-performing loans	65.03%	42.37%

NON-GAAP RECONCILIATIONS

CORE EARNINGS

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2011	2010	2011	2010

Income before income tax expense	$3,634	$1,118	$11,874	$3,290
Goodwill impairment	—	—	—	2,689
Provision for loan and lease losses	937	2,677	4,250	7,044
Loss on foreclosed properties	261	194	420	206

Core Earnings (pre-tax)	$4,832	$3,989	$16,544	$13,229

OPERATING RETURN ON AVERAGE ASSETS
OPERATING RETURN ON AVERAGE EQUITY

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2011	2010	2011	2010

Net income	$2,384	$598	$8,425	$941
Goodwill impairment, after tax	—	—	—	2,689

Operating net income	$2,384	$598	$8,425	$3,630

Average assets	$1,157,882	$1,122,537	$1,129,051	$1,099,429
Operating return on average assets	0.82%	0.21%	0.75%	0.33%

Average equity	$63,483	$56,859	$60,061	$56,217
Operating return on average equity	15.02%	4.21%	14.03%	6.46%

EFFICIENCY RATIO

	Three Months Ended		Year Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2011	2010	2011	2010

Noninterest expense	$6,249	$6,216	$26,397	$28,360
Loss on foreclosed properties	261	194	420	206
Goodwill impairment	—	—	—	2,689
Amortization of other intangible assets	19	5	32	19

Total operating expense	$5,969	$6,017	$25,945	$25,446

Net interest income	$8,904	$8,253	$35,461	$31,951
Non-interest income	1,916	1,758	7,060	6,743
Gain on sale of securities	—	—	—	—

Total operating revenue	$10,820	$10,011	$42,521	$38,694

Efficiency ratio	55.17%	60.10%	61.02%	65.76%